Exhibit 10.6

ONE EXETER PLAZA
BOSTON, MASSACHUSETTS
(THE “BUILDING”)

FIRST AMENDMENT
MAY 15, 2014

	LANDLORD:	CPT One Exeter Plaza, LLC, a Delaware limited liability company with a principal place of business c/o AEW Capital Management, L.P., Two Seaport Lane, World Trade Center East, Boston, MA 02210

	TENANT:	EPIRUS Biopharmaceuticals, Inc., a Delaware corporation

	CURRENT PREMISES:	An area on the eleventh (11th) floor of the Building, containing 3,000 square feet of Rentable Floor Area, as shown on Exhibit A, attached to this First Amendment

	REPLACEMENT PREMISES:	An area on the eighth (8th) floor of the Building, containing 7,955 square feet of Rentable Area, as shown on Exhibit A-1 attached to this First Amendment.

ORIGINAL LEASE DATA:	LEASE EXECUTION DATE:	March 8, 2013

	LEASE EXPIRATION DATE:	June 30, 2016

	REPLACEMENT PREMISES COMMENCEMENT DATE:	See Section 2 of the Work Letter attached hereto as Exhibit B.

	REPLACEMENT PREMISES EXPIRATION DATE:	The date that is the last day of the month occurring seven (7) years after the Replacement Premises Commencement Date.

WHEREAS, Landlord and Tenant entered into that certain Lease dated and executed as of March 8, 2013, with respect to the Premises located at One Exeter Plaza, Boston, Massachusetts, all as the same are more particularly set forth in said Lease (the “Lease”); and

WHEREAS, Tenant desires to substitute the Replacement Premises for the Current Premises, and to modify the term of the Lease in connection with such substitution; and

WHEREAS, Landlord is willing to substitute the Replacement Premises for the Current Premises and re-set the term of the Lease upon the terms and conditions hereinafter set forth;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the above-referenced Lease is hereby amended as follows:

1.     CURRENT PREMISES.

Tenant shall continue to lease the Current Premises under the terms of the Lease until the day prior to the Replacement Premises Commencement Date, at which time Tenant shall surrender the Current Premises to Landlord pursuant to the terms of the Lease, including but not limited to Section 17.5 thereof. As of the Replacement Premises Commencement Date, the term hereof shall be amended such that the Expiration Date (as set forth in the Lease) shall be deleted, and the term of the Lease shall instead be for the Replacement Premises Term (as set forth in Section 2 below).

2.     DEMISE OF THE REPLACEMENT PREMISES

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and takes from Landlord, the Replacement Premises for a term (the “Replacement Premises Term”) commencing on the Replacement Premises Commencement Date and terminating as of the Replacement Premises Expiration Date, unless the Lease is extended or sooner terminated pursuant to the terms and provisions of the Lease, as amended herein. Effective as of the Replacement Premises Commencement Date, Article 1 of the Lease shall be amended so that the Premises shall consist solely of the Replacement Premises. Further, effective as of the Replacement Premises Commencement Date, the economic terms of the Lease shall be modified as set forth below.

A.    Section 1.1 of the Lease shall be amended such that Fixed Rent shall be:

Time Period	Annual Fixed Rent	Monthly Payment
Year 1	$445,480.00	$37,123.33
Year 2	$453,435.00	$37,786.25
Year 3	$461,390.00	$38,449.17
Year 4	$469,345.00	$39,112.08
Year 5	$477,300.00	$39,775.00
Year 6	$485,255.00	$40,379.92
Year 7	$493,210.00	$41,100.83

B.    Section 1.2 of the Lease shall be amended so that:

1.              “Tenant’s Proportionate Share for Office Operating Expenses” shall mean 4.32%;

2.              “Tenant’s Proportionate Share for Taxes” shall mean 3.84%;

3.              “Base Year for Costs of Operations” shall mean Calendar Year 2014; and

4.              “Base Year for Taxes” shall mean Fiscal Year 2015.

C.            Section 7.1(A) of the Lease shall be amended such that the definition of “Base Taxes” shall be deleted in its entirety and replaced with the following:

“ ‘Base Taxes’ means Landlord’s Tax Expenses (hereinbefore defined) for the fiscal tax year 2015 (i.e., the period beginning July 1, 2014 and ending June 30, 2015).’ ”

D.            Section 7.2(A) of the Lease shall be amended such that the definition of “Base Operating Expenses” shall be deleted in its entirety and replaced with the following:

“ ‘Base Operating Expenses’ means Operating Expenses for the Building for Calendar Year 2014 (i.e., the period beginning January 1, 2014 and ending December 1, 2014). Base Operating Expenses shall not include market-wide cost increases due to extraordinary circumstances, including but not limited to Landlord’s Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, none of which have occurred to Landlord’s knowledge as of the executed date hereof. Landlord agrees to provide notice to Tenant of such market wide cost increases as soon as practicable after the occurrence of the same.”

E                Section 8.4(C) the Lease shall be amended such that the second sentence of said subsection shall be deleted in its entirety and replaced with the following:

“Tenant shall pay, as Additional Rent, the sum of $11,932.50 per year ($1.50/rentable square foot/year) in equal monthly installments with Base Rent.”

3.     CONDITION OF THE REPLACEMENT PREMISES

Provided there is no default of Tenant under the terms and conditions of the Lease, subject to the terms hereof and of the Work Letter attached hereto as Exhibit B and made a part hereof (the “Work Letter”), Landlord shall arrange for certain work to be performed (“Landlord’s Work”) to prepare the Replacement Premises for Tenant’s occupancy. Landlord’s Work shall be performed by Landlord subject to Landlord’s Contribution as more particularly set forth in Section 8 of the Work Letter. All other work or improvements desired by Tenant shall be performed by Tenant in accordance with the terms and conditions of the Lease and at Tenant’s sole cost and expense without contribution or reimbursement from Landlord.

4.     SECURITY DEPOSIT

Effective as of the execution date of this First Amendment, the Security Deposit specified in Sections 1.2 and 17.27 of the Lease, which is currently $53,000.00, shall be increased by $132,615.00, to $185,615.00 in total, which Security Deposit shall be held subject to the terms and conditions of this Lease, as amended hereby. Notwithstanding the foregoing, provided that Tenant is not then in default, and has not previously been in default under the terms of the Lease beyond applicable notice and cure periods, then, Tenant shall have the right to request that the Security Deposit be reduced as follows: (i) effective as of the expiration of the thirty-sixth (36th) month following the Replacement Premises Commencement Date, to $148,493.00; and (ii) effective as of the expiration of the sixtieth (60th) month following the Replacement Premises Commencement Date, to $74,247.00. In no event shall the Security Deposit be reduced below the amount of $74,247.00. Provided that Tenant has satisfied the conditions precedent for such reduction, Landlord shall, within thirty (30) days following Tenant’s request for the reduction, return to Tenant the requisite amount of Security Deposit.

5.     BROKER

Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Amendment other than Cushman & Wakefield of Massachusetts, Inc. (the “Broker”). In the event that any claim is made against the Landlord relative to Tenant’s dealings with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection, subject to Landlord’s reasonable approval, and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

6.     NO CLAIMS

In consideration of the foregoing, Tenant acknowledges that, as of the date hereof, Tenant has no claims, defenses, rights of set-off or counterclaims against Landlord with respect to the Lease or the Premises, and has no knowledge of any default by Landlord under the Lease.

7.     CAPITALIZED TERMS/RECITALS/EXHIBITS

Capitalized terms used in this Amendment without being defined herein shall have the respective meaning ascribed to them in the Lease. The recitals at the introduction to this Amendment and the attachments hereto are hereby incorporated by reference.

8.     RATIFICATION

As hereby amended, the Lease is ratified, confirmed and approved in all respects.

EXECUTED under seal as of the date first above-written.

LANDLORD:		TENANT:

CPT ONE EXETER PLAZA, LLC		EPIRUS BIOPHARMACEUTICALS, INC.

By:	/s/ Daniel J. Bradley	By:	/s/ Thomas Shea
Print Name:	Daniel J. Bradley	Print Name:	Thomas Shea
Print Title:	Authorized Signatory	Print Title:	CFO
Hereunto duly authorized		Hereunto duly authorized

Date Signed:	May 15, 2014	Date Signed:	13 May 2014

EXHIBIT A

CURRENT PREMISES

EXHIBIT A-1

REPLACEMENT PREMISES

EXHIBIT B

WORK LETTER

This Exhibit is attached to and made a part of that certain First Amendment to Lease Agreement dated as of the 15th day of May, 2014 (the “First Amendment”), by and between CPT One Exeter Plaza, LLC (“Landlord”) and EPIRUS Biopharmaceuticals, Inc. (“Tenant”).

1.         LANDLORD’S WORK. Landlord shall complete the work set forth in the Plans (as defined below) developed in accordance with this Work Letter (“Landlord’s Work”), which work shall be performed at Landlord’s expense (subject to Tenant paying all costs in excess of Landlord’s Contribution, as more particularly set forth in Sections 5(E) and 8 hereof). The parties agree that the scope of such Landlord’s Work will be as shown on the Initial Plan and Budget attached hereto as Schedule B-1 hereof (subject to Plan approval, if required, as set forth in this Exhibit B; provided, however, that such Plan approval shall not alter the scope of Landlord’s Work unless Landlord expressly so agrees in writing). The Landlord and Tenant agree that the details and particulars of Landlord’s Work will be determined pursuant to the approval process for Plans set forth below and both parties will work in good faith to finalize such Plans as soon as practicable. Upon finalization of the Plans and procurement of all permits and approvals required to proceed with Landlord’s Work, Landlord shall exercise commercially reasonable efforts to substantially complete the Landlord’s Work. Tenant shall have no claim against Landlord for failure to substantially complete the Landlord’s Work by any specified date and no diminution or abatement of Annual Fixed Rent or other compensation shall or will be claimed by Tenant as a result therefrom, nor shall this First Amendment, the Lease or any of the obligations of Tenant be affected or reduced by reason of such delay in substantial completion.

2.         REPLACEMENT PREMISES COMMENCEMENT DATE.

(A)                      The Replacement Premises Commencement Date shall be the earlier of: (i) the Substantial Completion Date, as defined in Section 2(C) of this Exhibit, or (ii) if the Substantial Completion Date has not occurred but if, with Landlord’s consent, Tenant takes possession of the whole or any part of the Replacement Premises for the Permitted Use, the Replacement Premises Commencement Date shall be the date on which Tenant takes such possession. As soon as may be convenient after the Replacement Premises Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written Replacement Premises Commencement Date Agreement memorializing the Replacement Premises Commencement Date, the Replacement Premises Expiration Date, and, if the Excess Costs Rent Election is exercised by Tenant, the Annual Fixed Rent for the Replacement Premises Term.

(B)                      The “Actual Substantial Completion Date” of Landlord’s Work shall be defined as the date on which: (i) Landlord’s architect certifies that the Landlord’s Work is substantially complete, other than Punch List Items, as defined below, (ii) Landlord has obtained a temporary or permanent certificate of occupancy permitting Tenant to legally occupy the Replacement Premises for the Permitted Use (except that if Tenant engages its own contractors to perform any work in the Replacement Premises, Landlord shall not be obligated to obtain such certificate of occupancy if Landlord’s inability to obtain it is based upon any aspect of the work performed by Tenant’s contractors), and (iii) the Landlord’s Work, as defined below, has been substantially completed.

(C)                               The “Substantial Completion Date” shall be defined as the Actual Substantial Completion Date, except that if Landlord is delayed in the performance of Landlord’s Work by reason of any Tenant Delay, as defined below, then the Substantial Completion Date shall be deemed to be the date that the Actual Substantial Completion Date would have occurred but for such Tenant Delay. Tenant agrees that no Tenant Delay shall delay commencement of the Term or Tenant’s obligation to pay rent, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant.

3.         DEFINITIONS.

(A)                               “Punch List Items” shall be defined as incomplete items of work and adjustment of equipment and fixtures in the Replacement Premises, provided that the incompleteness of such items, and Landlord’s completion thereof, does not cause material interference with Tenant’s use of the Replacement Premises for the Permitted Use. The Punch List Items shall be set forth in a so-called punch list prepared and signed by Tenant and Landlord. The Landlord shall complete, as soon as conditions practically permit, all Punch List Items, and Tenant shall cooperate with Landlord in providing access to the Replacement Premises as may be required to complete such work in a normal manner.

(B)                               “Tenant Delay” shall be defined as any delay in the performance of Landlord’s Work to the extent that such delay is:

(i)                         caused by Tenant’s failure to timely comply with the Time Line for Tenant Design and Construction set forth in Schedule B-1; or

(ii)                      due to special work (i.e., long-lead items of which Landlord or Contractor advises Tenant in writing at the time that Landlord approves Tenant’s plans); or

(iii)                   due to changes, alterations or additions required or made by Tenant in the layout or finish of the Replacement Premises or any part thereof as reflected in the Initial Plan and Budget or after Landlord approves the Landlord’s Work Plans; or

(iv)                  caused by delay and/or default on the part of Tenant or its contractors including, without limitation, the utility companies and other entities furnishing communications, data processing or other service or equipment; or

(v)                     caused by Tenant or any representative of Tenant in taking any action, or in failing to take any action which Tenant is required to take (including, without limitation, failing to timely respond within the time periods set forth in this Exhibit or unreasonably withholding any approval required of Tenant under this Exhibit). If no time period is specified in Schedule B-1 or elsewhere in this Exhibit for any action which must be taken by Tenant in connection with the approval of the Plans or the performance of the Tenant Work, Tenant shall be required to take such action within five (5) business days after Tenant receives a written request to take such action.

If Landlord has complied, as appropriate, with its obligations under Sections 4 and 5 of this Exhibit and Tenant fails to give Landlord a written and unconditional authorization to proceed with the Landlord’s Work on or before the date such approval is required hereby, then each day until the date that Tenant gives Landlord such authorization to proceed shall be deemed to be a day that Landlord is actually delayed as the result of a Tenant Delay.

4.         PLANS

Landlord and Tenant shall cooperate with each other in the design process for Landlord’s Work. Landlord shall develop for Tenant’s approval a full set of construction drawings for Landlord’s Work which are consistent with the Initial Plans and Budget (collectively “the Plans”). The Plans shall contain at least the information required by, and shall conform to the requirements of, applicable law, and shall contain all information required for the issuance of a building permit for the work shown thereon. Tenant’s approval of the Plans shall not be required unless, the cost to complete the Landlord’s Work is in excess of the Landlord Contribution specified in Section 8 below (as such cost to complete the Landlord’s Work is modified by mutual agreement or by Tenant approval of the Initial Plans and Budget). If Tenant’s approval is required, Tenant’s approval of the Plans shall not be unreasonably withheld, conditioned or delayed. Tenant’s approval is solely given for the benefit of Landlord under this Section 4 and neither Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever. Tenant shall be responsible for all elements of the design of the Plans (including, without limitation, suitability of the design for Tenant’s use, the configuration of the Replacement Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Plans shall in no event relieve Tenant of the responsibility for such design.

5.         PERFORMANCE OF LANDLORD’S WORK; COST OF LANDLORD’S WORK BUILDING WORK

(A)                               General Contractor. Landlord shall engage a contractor designated by Landlord (“General Contractor”) as the general contractor to perform the Landlord’s Work.

(B)                               Cost Proposal. Landlord agrees to construct the Work shown on the Initial Plans and Budget on a “turn-key” basis, provided that Tenant timely contributes any required funds set forth in Section 5(E) hereof. If the Plans reflect the Initial Plans and Budget without material changes, Landlord, after first consulting with the Tenant on the Plans, may immediately proceed with construction thereof. Landlord shall not be required to accept any changes to the Initial Plans and Budget but, if Landlord agrees to do so or if Tenant Delays or Change Orders require price increases, Landlord shall advise Tenant of price estimates (including breakdowns by trade) as promptly as possible but in any event within twenty (20) business days after Landlord’s receipt of approval of the Plans. In such event, Landlord shall calculate and furnish to Tenant a “Cost Proposal” which shall constitute the aggregate of (i) the amounts payable under the subcontracts selected (and, where the General Contractor is performing work that would be performed by a subcontractor, the cost of such work) in the bid process, broken down by trade (“Direct Costs”), and (ii) the amount of the General Contractor’s fee and general conditions based on the Direct Costs, (iii) a construction management fee for Landlord equal to five percent (5%) of the cost of Landlord’s Work (including all related hard and soft costs) in connection with the performance of Landlord’s Work, and (iv) a reasonable contingency.

(C)                               Tenant Approval of Cost Proposal; Redesign Period. No Tenant Approval of a Cost Proposal is required in the event the Landlord is willing to construct the Plans without increasing the cost of the Landlord’s Work in excess of the Landlord Contribution set forth in section 8. If the Budget price is exceeded beyond Landlord’s Contribution, Landlord shall present Tenant with a Cost Proposal for the revised costs and Tenant shall approve or reject the Cost Proposal in writing to Landlord on or before five (5) business days after being furnished the same. If Tenant fails to give Landlord notice either approving or rejecting the Cost Proposal within the period required under the preceding sentence, Tenant shall be deemed to have approved the Cost Proposal. If Tenant rejects the Cost Proposal, (i) no portion of Landlord’s Work will commence until a Cost Proposal has been approved by Tenant, and (ii) within five (5) business days after the expiration of Tenant’s response period under the first sentence of this Section 5(C), Tenant shall make such revisions to the Plans and Specifications as Tenant desires to make to change the cost of the Landlord’s Work and resubmit the same to Landlord for approval. In such event, Landlord shall direct Landlord’s General Contractor to re-price the Landlord’s Work based upon the revised Plans and Specifications and shall submit a revised Cost Proposal to Tenant within five (5) business days after receipt of revised Plans and Specifications. Tenant shall give Landlord written notice accepting or rejecting the revised Cost Proposal on or before (5) business days after Tenant’s receipt thereof and failure to give such notice within such period shall be deemed an acceptance thereof. Tenant’s failure to timely approve or reject a Cost Proposal acceptable to Landlord and to authorize, in writing, Landlord to commence the performance of the Landlord’s Work shall be deemed to be a Tenant Delay, except to the extent that such failure is based upon Landlord’s failure to timely satisfy its obligations herein.

(D)                               Change Orders. Tenant shall have the right to submit for Landlord’s approval (which shall not be unreasonably withheld) change proposals subsequent to Landlord’s approval of the Plans and Tenant’s approval of the Cost Proposal (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal (which response shall include any information necessary for Tenant to evaluate such Change Proposal) within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated costs (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result. Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) business days after receipt of such information; if approved, it shall become a Change Order, and the Change Order Costs associated with it shall be deemed additions to the Cost Proposal.

(E)                                Cost of Landlord’s Work. Landlord’s Work shall, subject to Tenant’s responsibility for Excess Costs (as defined below), be performed at Landlord’s sole cost and expense. If the cost of Landlord’s Work exceeds the sum of the Landlord Contribution, then Tenant shall pay to Landlord the amount of such excess (“Excess Costs”). Upon determination that Excess Costs will be incurred, Landlord, at its election, may require Tenant to deposit such Excess Costs into escrow with Landlord prior to the commencement or continuation of Landlord’s Work and any failure to do so by Tenant shall constitute a Tenant Delay. Any payments due from Tenant on account of the Landlord’s Work shall be due and payable within five (5) days of demand by Landlord therefor. Landlord may bill Tenant for such Excess Costs on a monthly basis or as Landlord incurs such costs and any Excess Costs shall be paid by Tenant before Landlord is required to incur any additional costs for Landlord’s Work. Notwithstanding the foregoing, in the event that Excess Costs will be incurred, Tenant shall have the option, to be exercised in writing within five (5) days following Landlord’s notification to Tenant that Excess Costs will be incurred (the “Excess Costs Rent Election”), to elect that the Annual Fixed Rent paid hereunder be increased at a rate equal to $.20 per square foot for every $1.00 per square foot of Excess Costs. By way of example only, if Excess Costs are $3.00 per square foot, then the Annual Fixed Rent shall be: (i) for Year 1, $56.60 per square foot; (ii) for Year 2, $57.60 per square foot; (iii) for Year 3, $58.60 per square foot; (iv) for Year 4, $59.60 per square foot; (v) for Year 5, $60.60 per square foot; (vi) for Year 6, $61.60 per square foot; and (vii) for Year 7, $62.60 per square foot. If Tenant does not timely notify Landlord of its intention to exercise the Excess Costs Rent Election, such Election shall be deemed waived.

6.         WORK PERFORMED BY TENANT. The parties acknowledge that Tenant may be employing contractors in preparing the Premises for Tenant’s occupancy to install wiring, telecommunications and data systems, security systems, and furnishings in the Premises (“Tenant Work”). Any Tenant Work shall be done in accordance with the requirements of the Lease. In addition:

(A)                               Landlord or General Contractor shall give Tenant reasonable advance notice of the date on which the Premises will be ready for such other contractors.

(B)                               Tenant shall take all necessary measures to the end that Tenant’s contractors shall cooperate with Landlord’s contractors in all ways so as to avoid any delay to the work being performed by Landlord’s contractors or any other conflict with the performance of the work of Landlord’s contractors. All of Tenant’s Work shall be coordinated with any work being performed by, or for, Landlord, and in such manner as to maintain harmonious labor relations.

7.         QUALITY AND PERFORMANCE OF WORK.

(A)                               Quality of Work. All construction work required or permitted by this Lease shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations, statutes, by-laws, court decisions, and orders and requirements of all public authorities (“Legal Requirements”) and all insurance requirements.

(B)                               Correction of Defects. Landlord warrants to Tenant that Landlord’s Work will be performed free from defects in workmanship and materials (“Landlord’s Warranty”). Landlord’s Warranty shall be subject to the exclusions which are set forth in Section 3.5.1 of the form A201 General Conditions published by the American Institute of Architects (1997 edition). Landlord’s obligations under this Section 7(B) shall only apply during the Warranty Period, as hereinafter defined. The “Warranty Period” shall be twelve months after the Replacement Premises Commencement Date; however, Tenant agrees to notify Landlord promptly after Tenant’s discovery of any alleged defect. Landlord agrees to correct or repair, at Landlord’s expense, items which are in breach of Landlord’s Warranty or which otherwise are incomplete or do not conform to the work contemplated under Schedule B-1 or to Tenant’s Plans, provided that Landlord receives written notice of the need for such correction or repair prior to the end of the Warranty Period. Landlord shall be deemed to have satisfied all of its obligations under this Exhibit (including, without limitation, its obligations under this Section 7(B)) to the extent that Landlord has not received written notice of the need for corrective work or repairs prior to the end of the Warranty Period. The provisions of this Section 7(B) shall not relieve Landlord of any obligation which Landlord has to make repairs or to perform maintenance pursuant to the Lease.

8.         LANDLORD’S CONTRIBUTION.

(A)                               As an inducement to Tenant entering into this Lease, Landlord shall apply an allowance not to exceed FOUR HUNDRED SEVENTY-SEVEN THOUSAND THREE HUNDRED and 00/100 Dollars ($477,300.00) to be used by Landlord to pay for the cost of the performance of Landlord’s Work (including the cost of all necessary permits and licenses, architectural and construction management fees) (“Landlord’s Contribution”). Tenant shall be responsible for paying any sums incurred to complete the Landlord’s Work in excess of the Landlord’s Contribution. Landlord shall have no duty to proceed with Landlord’s Work if the current Budget anticipates Excess Costs and Tenant has not timely paid sums in excess of the Landlord’s Contribution. In addition, Tenant shall be exclusively responsible for installing Tenant’s telecommunication equipment and cabling, and moving into (or out of) the Replacement Premises, including all costs associated therewith

(B)                           Conditions. Notwithstanding anything to the contrary herein contained:

(i)                             Landlord shall have no obligation to advance funds on account of Landlord’s Contribution unless and until Landlord has received the requisition in question.

(ii)                          Except with respect to work and/or materials previously paid for by Tenant, as evidenced by paid invoices and written lien waivers provided to Landlord, Landlord shall have the right to have Landlord’s Contribution paid to directly to Tenant’s contractor(s), consultants, service providers, and vendor(s). In no event shall Landlord’s Contribution be applied to any fees paid to Tenant or any affiliate of Tenant.

(iii)                   Landlord shall have no obligation to pay Landlord’s Contribution in respect of any requisition submitted after the date which is one (1) year after the Replacement Premises Commencement Date.

(iv)                  Tenant shall not be entitled to any unused portion of Landlord’s Contribution.

(v)                     Landlord’s obligation to pay any portion of Landlord’s Contribution shall be conditioned upon there existing no Default of Tenant under the Lease at the time that Landlord would otherwise be required to make such payment.

9.         DISPUTES. Any dispute between the parties with respect to the provisions of this Exhibit shall be submitted to arbitration in accordance with Section 17.32 of the Lease.

SCHEDULE B-1

INITIAL PLAN AND BUDGET

EPIRUS BIOPHARMA

ONE EXETER STREET
FLOOR 8
BOSTON, MA

DATE: 03.03.14
FITPLAN #4
PROJECT #2013.419

Amit Munshi, CEO
5/5/2014

PROGRAM SUMMARY

STAFF REQUIREMENTS

DESIGNATION	REQ'D	PRVD'D
OFFICE	15	17
BENCHING STATION	-	16
RECEPTION	-	-
TOTAL STAFF		33

SUPPORT REQUIREMENTS

SPACE USE	REQ'D	PRVD'D
RECEPTION	1	1
LARGE CONFERENCE	1	1
SMALL CONFERENCE	1	3
COPY AREA	-	1
PANTRY	1	1
COAT	-	1
STORAGE	-	1

CPT One Exeter Plaza, LLC 699 Boylston St. Boston, MA 02116

Tenant: EPIRUS

Floor: 8

LL Allowance: $477,300 - $60/rsf

MA22100 - (GL 145-01000)

RSF
Area:	7,955

Budget Estimate

Price/RSF
General Contractor	$67.00
Architecture/Engineering	$4.40
Project Management (3%)	$2.00
Miscellaneous	$1.50

Total	$74.90